Exhibit 99.1
Post Office Box 787
Lebanon, Tennessee
37088-0787

Investor Contact:	Lawrence E. Hyatt
(615) 235-4432

Media Contact:	Julie K. Davis
(615) 443-9266
CRACKER BARREL REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2011 RESULTS
AND PROVIDES GUIDANCE FOR FISCAL 2012
Board Approves Dividend Increase of 13.6% and Authorizes Share Repurchase
LEBANON, Tenn. — September 13, 2011 — Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) today reported its financial results for the fourth quarter and for the fiscal year ending July 29, 2011. The Company also provided guidance for its 2012 fiscal year.
Fourth Quarter Fiscal 2011 Highlights
•	Revenue increased 0.1% to $612.9 million, on a decline in comparable store restaurant and retail sales of 1.4% and 0.7%, respectively.
•	Earnings per diluted share of $0.75 compared with $1.14 in the prior-year quarter. Charges for organizational changes and new bank facility reduced earnings per diluted share by $0.25 in the quarter.
•	Operating income margin of 6.2% of total revenue compared with 7.4% in the prior-year quarter. The charges reduced operating income margin by 0.5% in the quarter.
Full Year Fiscal 2011 Highlights
•	Revenue increased 1.2% to $2.43 billion reflecting comparable store increases in restaurant and retail sales of 0.2% and 0.7%, respectively.
•	Fully diluted earnings per share of $3.61, compared with $3.62 in the prior year.
•	Operating income margin of 6.9% of total revenue compared with 6.8% in fiscal 2010.
•	Fourth quarter charges reduced full year operating income margin by 0.1%, and full year EPS by $0.25.
•	Capital expenditures were $78 million. The Company reduced debt by $30.3 million, repurchased $33.6 million of common stock, paid $19.8 million in dividends, and increased its cash balance by $4.6 million.
Fourth-Quarter Fiscal 2011 Results
Revenue
Comparable store restaurant traffic, average check and comparable store restaurant and retail sales for the fiscal months of May, June and July and the fourth quarter were as follows:
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Cracker Barrel Reports Fourth Quarter Results

September 13, 2011

				Fourth
	May	June	July	Quarter
Comparable restaurant traffic	-3.4%	-5.0%	-4.2%	-4.2%
Average check	2.9%	2.8%	2.8%	2.8%
Comparable restaurant sales	-0.5%	-2.2%	-1.4%	-1.4%
Comparable retail sales	-1.4%	-0.7%	0.1%	-0.7%
Operating Income
Operating income in the fourth quarter was $38.1 million, or 6.2% of total revenue, compared with $45.5 million, or 7.4% of total revenue in the prior year fourth quarter. An increase in cost of goods sold as a percentage of revenue, primarily as a result of increases in food commodity prices, was partially offset by lower store operating expenses and general and administrative expenses. Severance and other charges associated with the previously announced organizational changes increased general and administrative expenses by $1.8 million or 0.3% of revenue and increased impairment charges by $1.0 million or 0.2% of revenue in the fourth quarter.
Commenting on the fourth-quarter results, Cracker Barrel President and Chief Executive Officer Sandra B. Cochran said, “We are not satisfied with our sales and traffic results for the quarter. The economic environment continues to be challenging, and we believe it contributed to weak summer travel and declines in customer traffic. To continue to compete successfully in this environment, we plan to introduce more accessible entry price points on our menu and reinforce our affordability with more price-oriented marketing messages. We also are improving the guest experience through changes to the operating platform that address the order accuracy and server friendliness issues that emerged in our guest research this year. We remain committed to providing a genuine Cracker Barrel experience to each guest at every visit.”
Fiscal 2011 Results
Total revenue for fiscal 2011 was $2.43 billion, an increase of 1.2% over the prior fiscal year. Full year comparable store restaurant sales increased 0.2%, as a 2.2% increase in average check was partially offset by a 2.0% decline in traffic. Comparable store retail sales increased 0.7%, and total retail sales increased from 20.5% to 20.6% of total revenue.
Operating income for the year was $167.2 million, or 6.9% of sales, compared to $164.7 million, or 6.8% of sales in the prior year, while pretax income was $115.7 million in both years. Charges relating to the Company’s organizational changes and new financing facility reduced pretax income in the current fiscal year by $2.8 million, and $5.1 million, respectively, and reduced earnings per diluted share by a total of $0.25. Net income in fiscal 2011 was $85.2 million, or $3.61 per diluted share, compared with net income of $85.3 million, or $3.62 per diluted share, in the prior fiscal year.
Net cash flow provided by operating activities was $138.2 million, compared with $212.1 million in fiscal 2010, reflecting higher bonus payments in the current year for the prior year’s performance and timing differences in
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Cracker Barrel Reports Fourth Quarter Results

September 13, 2011
accounts payable and income taxes. During fiscal 2011, the Company repurchased 676,600 shares of stock for a total of $33.6 million and paid down $30.3 million of long-term debt.
Fiscal 2012 Outlook
The Company reminds investors that its outlook for fiscal 2012 reflects many assumptions, the accuracy of which is not yet known. The Company expects total revenue for fiscal 2012 of between $2.55 billion and $2.6 billion, and earnings per diluted share of between $4.05 and $4.20. The Company’s 2012 fiscal year is a 53-week year. The Company estimates the impact of the 53rd week, which is included in its guidance, to be additional revenue of approximately $50 million, and additional earnings per diluted share of approximately $0.25. The revenue projection for fiscal 2012 reflects the expected opening of 15 new Cracker Barrel stores, and projected comparable store restaurant and retail sales in a range of flat to up 1.5%. The Company expects increases in food commodity costs of between 5.5% and 6.5% for the year.
The Company projects an operating income margin of between 6.9% and 7.1% of revenues; depreciation expense between $66 million and $68 million; net interest expense of approximately $45 million; and an effective tax rate of between 28% and 29%. The Company expects capital expenditures during fiscal 2012 to be between $90 million and $100 million. Given its stronger financial results in the first half of 2011 compared to the second half of the year, the Company expects its year-over-year financial performance to improve as the 2012 fiscal year progresses. Although the Company does not offer specific quarterly guidance, it stated that it expects earnings per diluted share in the first quarter of 2012 to be below the prior year quarter. The Company also noted that its guidance does not reflect any provision for expenses related to a potential proxy contest.
Commenting on the Company’s plans for 2012, Ms. Cochran said, “As we look forward to the 2012 fiscal year, we believe that we are well positioned with a strong brand, a talented management team, and engaged employees committed to providing great guest service. However, we face several challenges, including a difficult economic environment for our guests, high commodity prices, and a competitive environment with heavy discounting and promotional activity. Our major priorities for 2012 are focused on increasing customer traffic, growing retail sales as a percent of total sales, and controlling costs. We believe our traffic will build throughout the year as we continue to improve our menu and make it more accessible to price-sensitive customers and we improve the guest experience through changes to our operating platform.”
Dividend Increase and Share Repurchase Authorization
The Board of Directors declared a quarterly dividend of $0.25 per share on the Company’s common stock payable on November 7, 2011 to shareholders of record as of October 21, 2011. This represents a 13.6 percent increase in the Company’s quarterly dividend. In addition, the Board approved a new share repurchase program for up to $65 million of the company’s outstanding common stock. The share repurchase authorization, which is effective immediately, permits the Company to effect repurchases from time to time through a combination of open market repurchases, privately negotiated transactions, accelerated share repurchase transactions, and/or other derivative transactions.
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Cracker Barrel Reports Fourth Quarter Results

September 13, 2011
Fiscal 2011 Fourth-Quarter Conference Call
As previously announced, the live broadcast of Cracker Barrel’s quarterly conference call will be available to the public on-line at investor.crackerbarrel.com today beginning at 11:00 a.m. (ET). The on-line replay will be available at 2:00 p.m. (ET) and continue through September 28, 2011.
About Cracker Barrel
Cracker Barrel Old Country Store restaurants provide a friendly home-away-from-home in its old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage...all at a fair price. The restaurants serve up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as our signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.
Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 604 company-owned locations in 42 states. Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. — 10 p.m., and Friday and Saturday, 6 a.m. — 11 p.m. For more information, visit: crackerbarrel.com.
Except for specific historical information, certain of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is subject to completion of our financial procedures for FY 2011 and is provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” “should,” “projects,” “forecasts,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology and include the expected effects of operational improvement initiatives, such as new menu items and retail offerings. Factors which could materially affect actual results include, but are not limited to: the effects of uncertain consumer confidence, higher costs for energy, general or regional economic weakness, weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; our ability to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; our ability to sustain or the effects of plans intended to improve operational or marketing execution and performance; changes in or implementation of additional
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Cracker Barrel Reports Fourth Quarter Results

September 13, 2011
governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect our brands and products; commodity price increases; the ability of and cost to us to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at our locations on sales and on labor recruiting, cost, and retention; workers’ compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of our food or products or those of the restaurant industry in general, including concerns about pandemics, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of our substantial indebtedness and associated restrictions on our financial and operating flexibility and ability to execute or pursue our operating plans and objectives; changes in interest rates or capital market conditions affecting our financing costs and ability to refinance all or portions of our indebtedness; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; our ability to retain key personnel; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to our restaurant or retail supply chain; changes in foreign exchange rates affecting our future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); and other factors described from time to time in our filings with the Securities and Exchange Commission, press releases, and other communications.
Any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which made. We expressly disclaim any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.
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Cracker Barrel Reports Fourth Quarter Results

September 13, 2011
CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)
(In thousands, except share and per share amounts, percentages and ratios)

	Fourth Quarter Ended			Twelve Months Ended
			Percentage			Percentage
	7/29/11	7/30/10	Change	7/29/11	7/30/10	Change
Total revenue	$612,942	$612,483	—%	$2,434,435	$2,404,515	1%
Cost of goods sold	193,554	183,408	6	772,471	745,818	4

Gross profit	419,388	429,075	(2)	1,661,964	1,658,697	—
Labor and other related expenses	229,006	228,810	—	904,229	908,211	—
Other store operating expenses	115,722	116,867	(1)	451,957	437,136	3

Store operating income	74,660	83,398	(10)	305,778	313,350	(2)
General and administrative expenses	35,323	37,394	(6)	139,222	145,882	(5)
Impairment and store dispositions, net	1,249	537	133	(625)	2,800	(122)

Operating income	38,088	45,467	(16)	167,181	164,668	2
Interest expense	16,327	11,710	39	51,490	48,959	5

Pretax income	21,761	33,757	(36)	115,691	115,709	—
Provision for income taxes	4,218	6,344	(34)	30,483	30,451	—

Net income	$17,543	$27,413	(36)	$85,208	$85,258	—

Earnings per share — Basic:	$0.77	$1.18	(35)	$3.70	$3.71	—

Earnings per share — Diluted:	$0.75	$1.14	(34)	$3.61	$3.62	—

Weighted average shares:
Basic	22,874,635	23,227,228	(2)	22,998,200	23,007,856	—
Diluted	23,423,234	23,982,346	(2)	23,634,675	23,579,752	—

Ratio Analysis
Total revenue:
Restaurant	81.1%	81.2%		79.4%	79.5%
Retail	18.9	18.8		20.6	20.5

Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold	31.6	29.9		31.7	31.0

Gross profit	68.4	70.1		68.3	69.0
Labor and other related expenses	37.3	37.4		37.1	37.8
Other store operating expenses	18.9	19.1		18.6	18.2

Store operating income	12.2	13.6		12.6	13.0
General and administrative expenses	5.8	6.1		5.7	6.1
Impairment and store dispositions, net	0.2	0.1		0.0	0.1

Operating income	6.2	7.4		6.9	6.8
Interest expense	2.6	1.9		2.1	2.0

Pretax income	3.6	5.5		4.8	4.8
Provision for income taxes	0.7	1.0		1.3	1.3

Net income	2.9%	4.5%		3.5%	3.5%

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Cracker Barrel Reports Fourth Quarter Results

September 13, 2011
CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited and in thousands, except share amounts)

	7/29/11	7/30/10
Assets
Cash and cash equivalents	$52,274	$47,700
Inventory	141,547	144,079
Other current assets	52,094	44,480
Property and equipment, net	1,009,164	1,004,103
Other long-lived assets	55,805	51,705

Total assets	$1,310,884	$1,292,067

Liabilities and Shareholders’ Equity
Accounts payable	$99,680	$116,218
Current maturities	123	6,765
Other current liabilities	167,301	186,565
Long-term debt	550,142	573,744
Other long-term obligations	225,604	217,158
Shareholders’ equity	268,034	191,617

Total liabilities and shareholders’ equity	$1,310,884	$1,292,067

Common shares outstanding	22,840,974	22,732,781
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Cracker Barrel Reports Fourth Quarter Results

September 13, 2011
CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Unaudited and in thousands)

	Twelve Months Ended
	7/29/11	7/30/10
Cash flows from operating activities:
Net income	$85,208	$85,258
Depreciation and amortization	62,788	61,024
(Gain) loss on disposition of property and equipment	(1,418)	4,697
Impairment	3,219	2,672
Share-based compensation, net of excess tax benefit	5,688	8,130
Decrease (increase) in inventories	2,532	(6,655)
(Decrease) increase in accounts payable	(16,538)	24,050
Net changes in other assets and liabilities	(3,266)	32,930

Net cash provided by operating activities	138,213	212,106

Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(77,686)	(69,891)
Proceeds from sale of property and equipment	8,197	265

Net cash used in investing activities	(69,489)	(69,626)

Cash flows from financing activities:
Net payments for credit facilities and other long-term obligations	(30,264)	(64,972)
Proceeds from exercise of share-based compensation awards	20,540	37,460
Excess tax benefit from share-based compensation	4,108	5,063
Purchase and retirement of common stock	(33,563)	(62,487)
Deferred financing costs	(5,125)	(2,908)
Dividends on common stock	(19,846)	(18,545)

Net cash used in financing activities	(64,150)	(106,389)

Net increase in cash and cash equivalents	4,574	36,091
Cash and cash equivalents, beginning of period	47,700	11,609

Cash and cash equivalents, end of period	$52,274	$47,700

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Cracker Barrel Reports Fourth Quarter Results

September 13, 2011
CRACKER BARREL OLD COUNTRY STORE, INC.
Supplemental Information
(Unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	7/29/11	7/30/10	7/29/11	7/30/10
Units in operation:
Open at beginning of period	601	594	593	588
Opened during period	3	—	11	6
Closed during period	1	1	1	1

Open at end of period	603	593	603	593

Total revenue: (In thousands)
Restaurant	$497,259	$497,586	$1,934,049	$1,911,664
Retail	115,683	114,897	500,386	492,851

Total revenue	$612,942	$612,483	$2,434,435	$2,404,515

Cost of goods sold: (In thousands)
Restaurant	$134,171	$126,581	$511,728	$489,781
Retail	59,383	56,827	260,743	256,037

Total cost of goods sold	$193,554	$183,408	$772,471	$745,818

Average unit volume: (In thousands)
Restaurant	$826.9	$837.8	$3,234.2	$3,226.1
Retail	192.4	193.4	836.8	831.8

Total	$1,019.3	$1,031.2	$4,071.0	$4,057.9

Operating weeks:	7,817	7,721	31,096	30,813

	Q4 2011 vs. Q4 2010	12 mo. 2011 vs. 12 mo. 2010
Comparable store sales period to period increase (decrease):
Restaurant	(1.4%)	0.2%
Retail	(0.7%)	0.7%

Number of locations in comparable store base	589	583
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